Exhibit 99.1

LIFESTANCE NAMES VAUGHN PAUNOVICH AS CHIEF TECHNOLOGY OFFICER

SCOTTSDALE, Ariz. - May 14, 2025 - LifeStance Health, one of the nation’s largest providers of virtual and in-person outpatient mental health care, today announced that Vaughn Paunovich will join the company as Chief Technology Officer, effective Monday, June 9, 2025. Paunovich will lead LifeStance’s end-to-end technology strategy, ensuring that the organization continues to deliver a best-in-class technology experience for its patients and clinicians.

“Vaughn brings a demonstrated track record of leading high-performing technology teams and delivering digital experiences that improve the patient and provider experience, which aligns perfectly with our mission at LifeStance,” said Dave Bourdon, CEO, LifeStance. “As we continue to increase access to our services and deliver care at scale across the country, we believe Vaughn is the right leader to successfully execute on our long-term technology roadmap while ensuring we provide a high-quality experience for our patients and clinicians.”

Paunovich is an experienced health care technology executive with over 25 years of experience leading digital transformation initiatives. Most recently, he served as EVP, Enterprise Platforms at Amwell, where he was responsible for leading the product and technology teams as they drove digital transformation for patients, clinicians, payor and provider organizations. Prior to Amwell, Paunovich spent ten years at UnitedHealth Group in a variety of leadership roles including Chief Information Officer of Optum Health, where he led technology and innovation spanning the provider and patient care ecosystem.

“I’m thrilled to join LifeStance and build on the organization’s strong momentum to transform how mental health care is delivered in our country,” said Paunovich. “I look forward to partnering with LifeStance’s exceptional team to advance our digital strategy, improve access to care and build scalable, patient-centered technologies that support our mission to help people lead healthier, more fulfilling lives.”

Paunovich replaces Pablo Pantaleoni, who is stepping down from his role. Since joining the company in 2020, Pantaleoni played a pivotal role in LifeStance’s digital transformation, with a focus on building an exceptional digital experience for both patients and clinicians. Pantaleoni will work closely with Paunovich to ensure a seamless transition.

ABOUT LIFESTANCE HEALTH

Founded in 2017, LifeStance (NASDAQ: LFST) is reimagining mental health. We are one of the nation’s largest providers of virtual and in-person outpatient mental healthcare for children, adolescents and adults experiencing a variety of mental health conditions. Our mission is to help people lead healthier, more fulfilling lives by improving access to trusted, affordable and personalized mental healthcare. LifeStance and its supported practices employ approximately 7,500 psychiatrists, advanced practice nurses, psychologists and therapists and operate across 33 states and more than 550 centers. To learn more, please visit www.LifeStance.com.

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